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                                    EXHIBIT D



                                      SOROL
                         a New York general partnership
                                c/o Andrew Romay
                              200 West 86th Street
                            New York, New York 10024


June 27, 1996

Imperial Capital Worldwide Partners, L.P.
666 Fifth Avenue, 37th Floor
666 Fifth Avenue, 27th Floor
New York, NY 10103
Attn:  Jonathan L. Borsuk


Dear Jonathan:

               This letter shall confirm that, pursuant to clause (iii) of subparagraph 3(a) of the Agreement between us of even date herewith (the "Agreement"), we elect to take no action whatsoever with respect to your intended sale to Rahul Rana of 12, 500 shares of the new common stock of Science Management Corporation to be distributed to you on the Effective Date of Science Management Corporation's Fifth Modified Plan of Reorganization. In light of the foregoing, this letter shall serve as evidence of our consent that such new stock being sold to Mr. Rana need not bear the legending that would otherwise be required to paragraph 5 of the Agreement.


                                Yours very truly,
                                SOROL, a New York general partnership



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